Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement  (Form S-8 No. 333-120701) pertaining to the Thomas Properties Group, Inc. 2004 Equity Incentive Plan and Non-employee Directors Restricted Stock Plan of Thomas Properties Group, Inc.,

(2)	Registration Statement (Form S-3 No. 333-180790) of Thomas Properties Group, Inc., and
(3)	Registration Statement (Form S-3 No. 333-164013) of Thomas Properties Group, Inc.
of our report dated December 3, 2012, with respect to the combined statements of revenues and certain expenses of TPG/CalSTRS Austin, LLC (“the Austin Portfolio”) for the three years in the period ended December 31, 2011, included in the Form 8-K/A of Thomas Properties Group, Inc. dated December 3, 2012.

/s/ Ernst & Young LLP
Los Angeles, California
December 3, 2012